EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 15, 2013, relating to the financial statements and financial highlights which appear in the December 31, 2012 Annual Report to Shareholders of Delaware Limited-Term Diversified Income Fund (constituting Delaware Group® Limited-Term Government Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights” and "Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
April 26, 2013